Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Dynegy and gives effect to the Acquisition, the related financings, and the ECP Buyout as well as the previous Duke Midwest and EquiPower Acquisitions, all as described below.  The historical data provided for the year ended December 31, 2015, and as of and for the six months ended June 30, 2016, are derived from our audited annual consolidated financial statements and unaudited interim consolidated financial statements included in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Report on Form 10-Q for the six months ended June 30, 2016.

The unaudited pro forma condensed combined statements of operations are presented for the fiscal year ended December 31, 2015, and for the six months ended June 30, 2016.  The unaudited pro forma condensed combined balance sheet is presented as of June 30, 2016. The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2015, and Dynegy’s Quarterly Report on Form 10-Q for the six months ended June 30, 2016, in addition to the financial statements of the GSENA Thermal Assets for the same periods included in Dynegy’s Current Report on Form 8-K filed on June 15, 2016 and elsewhere in this Current Report on Form 8-K.  Additionally, the financial statements of Duke Midwest Generation Business (“Duke Midwest”) and the combined financial statements of EquiPower and its subsidiaries and Brayton and its subsidiary (collectively “EquiPower”) for the three months ended March 31, 2015, as included in Dynegy’s Current Report on Form 8-K filed on May 18, 2015, should be read in connection with the Pro Forma Financial Information.

The pro forma adjustments, as described in the notes to the Pro Forma Financial Information, are based on currently available information. Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described below.  The unaudited pro forma condensed combined balance sheet reflects the impact of the Acquisition and ECP Buyout and the related financing as if they had been completed on June 30, 2016.  The unaudited pro forma condensed combined statements of operations give effect to the Acquisition, the related financing, and the ECP Buyout as well as the previous Duke Midwest and EquiPower Acquisitions as if they had been completed on January 1, 2015, and only include adjustments which have an ongoing impact.  The Pro Forma Financial Information does not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of our future financial condition or consolidated results of operations.

The Pro Forma Financial Information gives effect to the following:

•                  The Acquisition.  On February 24, 2016, Atlas Power, post ECP Buyout a wholly-owned subsidiary of Dynegy, entered into an acquisition agreement with GSENA and International Power, S.A., indirect subsidiaries of Engie S.A. (the “Acquisition”), pursuant to which Atlas Power will purchase GSENA (which at closing will consist solely of the GSENA Thermal Assets) from International Power S.A. for a purchase price of $3.3 billion, subject to customary adjustments.

•                  ECP Buyout.  On June 27, 2016, a wholly-owned subsidiary of Dynegy acquired the 35 percent interest in Atlas Power (the “ECP Buyout”) held by certain affiliated investment funds of Energy Capital Partners III, LLC (the “ECP Funds”).  As a result, Atlas Power became an indirect wholly owned subsidiary of Dynegy.  In accordance with the agreement with Energy Capital Partners (“ECP”), Dynegy will pay ECP $375 million on the later of December 31, 2016 or three months after the closing of the Acquisition, subject to quarterly escalation up to a maximum of $468.5 million.

•                  Bond Offering.  Dynegy intends to offer $500 million of senior notes to pay a portion of the ECP Buyout and to pay down a portion of its term loans. The Pro Forma Financial Information reflects the payment of $375 million, the full amount of the ECP Buyout, and repayment of $300 million on Dynegy’s term loans.

•                  Common Stock Issuance to ECP.  Dynegy will sell 13,711,152 shares of its common stock for an aggregate purchase price of $150 million to the ECP Funds.

•                  Term Loan Facility.  On June 27, 2016, a wholly-owned subsidiary of Dynegy entered into an incremental $2 billion term loan credit agreement (the “Tranche C Term Loan”), the proceeds of which have been escrowed until the closing of the Acquisition, in order to finance a portion of the purchase price of the Acquisition and pay related fees and expenses.

•                  Issuance of Tangible Equity Units.  On June 21, 2016, Dynegy conducted a $460 million public offering of tangible equity units, or “Units” at $100 per Unit.  Each Unit is comprised of a prepaid stock purchase contract and an amortizing note due July 1, 2019.  The prepaid stock purchase contract is treated as equity and the amortizing notes are treated as debt.  The earnings per share of Dynegy stock are diluted by this transaction. The basic earnings per share calculation includes the minimum number of shares to be delivered of 23.1 million pursuant to the related stock purchase contract.  The diluted earnings per share calculation includes the number of shares expected to be delivered using the if-converted method.

•                  Previous Duke Midwest and EquiPower Acquisitions.  Dynegy acquired Duke Midwest on April 2, 2015, and acquired EquiPower on April 1, 2015 (the “Duke Midwest and EquiPower Acquisitions”).  Therefore, the results of operations of those acquisitions are only reflected in Dynegy’s historical consolidated statement of operations for the year ended December 31, 2015 from the respective acquisition closing dates.  As a result, we have included adjustments to reflect the previous Duke Midwest and EquiPower Acquisitions as if they had occurred on January 1, 2015.

While Dynegy considers all of the intended transactions above to be probable, it is possible that any or all of the transactions may not occur.  In the event the Acquisition does not close, Dynegy may re-assess its capital structure.

The Pro Forma Financial Information has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP, whereby we are required to record the assets acquired and liabilities assumed in the Acquisition at their estimated fair values as of the closing date.  The fair value adjustments associated with the assets and liabilities used in the preparation of the unaudited pro forma condensed combined financial statements included herein should be considered preliminary.  Actual results could vary materially from the Pro Forma Financial Information.  In addition, the adjustments related to the Acquisition do not reflect any of the synergies and cost reductions that may result.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of June 30, 2016
	($ in millions)
	Dynegy	Transaction		GSENA Thermal Assets	Acquisition		Dynegy
	As Reported	Financing		As Reported	Adjustments		As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$1,142	$633	(a)	$—	$(1,650	)(d)	$125
Restricted cash	104	—		—	(70	)(e)	34
Accounts receivable, net	392	—		—	48	(f)	440
Accounts receivable from affiliates	—	—		48	(48	)(f)	—
Inventory	520	—		109	—		629
Assets from risk management activities	64	—		18	—		82
Intangible assets	70	—		—	—		70
Prepayments and other current assets	149	—		139	—		288
Total Current Assets	2,441	633		314	(1,720)		1,668
Property, plant, and equipment, net	7,588	—		3,105	272	(g)	10,965
Investment in unconsolidated affiliate	185	—		160	—		345
Restricted cash	2,000	—		—	(2,000	)(e)	—
Assets from risk management activities	26	—		5	—		31
Goodwill	799	—		—	—		799
Intangible assets	34	—		14	—		48
Other long-term assets	89	—		—	—		89
Total Assets	$13,162	$633		$3,598	$(3,448)		$13,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$286	$—		$32	$8	(f)	$326
Accounts payable affiliates	—	—		8	(8	)(f)	—
Legal contingency	—	—		65	(65	)(h)	—
Accrued interest	76	—		—	—		76
Intangible liabilities	45	—		—	—		45
Accrued liabilities and other current liabilities	119	—		33	—		152
Liabilities from risk management activities	37	—		44	—		81
Asset retirement obligations	45	—		—	—		45
Debt, current portion	141	—		1,292	(1,292	)(i)	141
Total Current Liabilities	749	—		1,474	(1,357)		866
Debt, long-term portion	9,365	488	(b)	38	(38	)(i)	9,853
Other Liabilities
Liabilities from risk management activities	79	—		9	—		88
Asset retirement obligations	238	—		21	—		259
Deferred income taxes	38	—		309	(254	)(j)	93
Intangible liabilities	45	—		—	—		45
Other long-term liabilities	184	—		—	—		184
Total Liabilities	10,698	488		1,851	(1,649)		11,388

Commitments and contingencies	—	—		—	—		—
							—
Total Equity	2,464	145	(c)	1,747	(1,799	)(k)	2,557
Total Liabilities and Equity	$13,162	$633		$3,598	$(3,448)		$13,945

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2016
($ in millions)
Dynegy	Transaction	GSENA Thermal Assets	Acquisition	Dynegy
As Reported	Financing	As Reported	Adjustments	As Adjusted

Revenues	$2,027	$—	$395	$(107	)(m)	2,315
Cost of sales, excluding depreciation expense	(1,038)	—	(182)	8	(n)	(1,212)
Gross margin	989	—	213	(99)	1,103
Operating and maintenance expense	(477)	—	(54)	(14	)(o)	(545)
Depreciation expense	(331)	—	(114)	30	(p)	(415)
Impairments	(645)	—	(6)	—	(651)
Mark-to-market loss	—	—	(107)	107	(m)	—
Loss on sale of assets	—	—	(9)	—	(9)
General and administrative expense	(76)	—	—	(19	)(q)	(95)
Acquisition and integration costs	(1)	—	—	2	(r)	1
Other	(16)	—	—	—	(16)
Personnel costs	—	—	(25)	25	(s)	—
Operating loss	(557)	—	(102)	32	(627)
Earnings from unconsolidated investments	3	—	15	—	18
Interest expense	(283)	(82	) (l)	(18)	18	(t)	(365)
Other income and expense, net	31	—	—	—	31
Loss before income taxes	(806)	(82)	(105)	50	(943)
Income tax benefit (expense)	(7)	—	40	(38	)(u)	(5)
Net loss	(813)	(82)	(65)	12	(948)
Less: Net loss attributable to noncontrolling interest	(2)	—	—	—	(2)
Net loss attributable to Dynegy Inc.	(811)	(82)	(65)	12	(946)
Less: Dividends on preferred stock	11	—	—	—	11
Net loss attributable to Dynegy Inc. common stockholders	$(822)	$(82)	$(65)	$12	$(957)

Basic and diluted loss per share attributable to Dynegy Inc. common stockholders	$(6.97)	$(6.21	)(v)

Basic and diluted shares outstanding	118	154	(v)

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2015
($ in millions)
Dynegy	Duke Midwest and EquiPower	Transaction	GSENA Thermal Assets	Acquisition	Dynegy
As Reported	Acquisitions	Financing	As Reported	Adjustments	As Adjusted

Revenues	$3,870	$981	(w)	$—	$1,221	$4	(m)	6,076
Cost of sales, excluding depreciation expense	(2,028)	(564	)(x)	—	(652)	20	(n)	(3,224)
Gross margin	1,842	417	—	569	24	2,852
Operating and maintenance expense	(839)	(118	)(y)	—	(135)	(19	)(o)	(1,111)
Depreciation expense	(587)	(120	)(z)	—	(229)	60	(p)	(876)
Impairments	(99)	—	—	(576)	—	(675)
Mark-to-market income (loss), net	—	—	—	4	(4	)(m)	—
Gain (loss) on sale of assets	(1)	4	(aa)	—	(11)	—	(8)
General and administrative expense	(128)	(9	)(bb)	—	—	(51	)(q)	(188)
Acquisition and integration costs	(124)	—	—	—	86	(r)	(38)
Personnel costs	—	—	—	(50)	50	(s)	—
Operating income (loss)	64	174	—	(428)	146	(44)
Earnings from unconsolidated investments	1	2	(cc)	—	46	—	49
Interest expense	(546)	(1	)(dd)	(165	)(l)	(58)	58	(t)	(712)
Other income and expense, net	54	1	(aa)	—	—	—	55
Income (loss) before income taxes	(427)	176	(165)	(440)	204	(652)
Income tax benefit (expense)	474	—	(ee)	—	(53)	43	(u)	464
Net income (loss)	47	176	(165)	(493)	247	(188)
Less: Net loss attributable to noncontrolling interest	(3)	—	—	—	—	(3)
Net income (loss) attributable to Dynegy Inc.	50	176	(165)	(493)	247	(185)
Less: Dividends on preferred stock	22	—	—	—	—	22
Net income (loss) attributable to Dynegy Inc. common stockholders	$28	$176	$(165)	$(493)	$247	$(207)

Basic earnings (loss) per share attributable to Dynegy Inc. common stockholders	$0.22	$(1.28	)(v)
Diluted earnings (loss) per share attributable to Dynegy Inc. common stockholders	$0.22	$(1.28	)(v)

Basic shares outstanding	125	162	(v)
Diluted shares outstanding	126	162	(v)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Balance sheet adjustments:

Transaction Financing

a)                         Includes expected cash proceeds of:

•                  $500 million related to the senior notes;

•                  $366 million draw on our existing revolving credit facility; and

•                  $150 million related to the common stock issuance to the ECP Funds.

Less:

•                  $300 million related to repayment of a portion of our term loans; and

•                  $83 million of debt issuance costs, net of amounts incurred to date of $7 million.

b)                         Represents debt consisting of:

•                  $500 million related to the senior notes;

•                  $366 million draw on our existing revolving credit facility; and

•                  $5 million expense of a portion of unamortized debt discount and issuance costs related to the $300 million repayment of a portion of our term loans.

Less:

•                  $300 million related to repayment of a portion our term loans; and

•                  $83 million of debt issuance costs, net.

c)                          Represents $150 million related to the common stock to be issued to the ECP Funds, offset by a $5 million expense of unamortized debt discount and issuance costs noted in (b) above.

Acquisition Adjustments

d)                         Includes $3.312 billion of cash consideration for the Acquisition, $375 million related to the ECP Buyout, and $33 million in nonrecurring transaction costs, offset by the release of $2.070 billion of restricted cash noted in (e) below.  The cash consideration of $3.312 billion represents the Base Purchase Price of $3.3 billion, adjusted for estimated closing adjustments of $12 million, net.

e)                          Represents the release from escrow of the $2 billion of proceeds from the Tranche C Term Loan and $70 million of related pre-funded interest and original issue discount, initially classified as non-current and current restricted cash, respectively.

f)                           Reflects the reclassification of GSENA Thermal Assets’ historical affiliate accounts receivable and accounts payable of $48 million and $8 million, respectively, to third party Accounts receivable and payable, respectively.

g)                          Represents the adjustment to reflect Property, plant, and equipment (“PP&E”) at its estimated fair value.

h)                         Reflects the removal of GSENA Thermal Assets’ historical legal contingency which is excluded from the Acquisition.

i)                             Reflects the removal of GSENA Thermal Assets’ historical debt with affiliates which is excluded from the Acquisition.

j)                            Reflects an additional long-term deferred tax liability of $102 million as part of the purchase price allocation offset by a $356 million partial release of Dynegy’s valuation allowance as a result of the Acquisition.

k)                         Reflects an adjustment to remove GSENA Thermal Assets’ historical equity of $1.747 billion, pay $375 million related to the ECP Buyout, and record the transaction costs of $33 million noted in (d) above, offset by a tax benefit of $356 million from the partial release of the valuation allowance on Dynegy’s deferred tax assets noted in (j) above.

Statement of operations adjustments:

Transaction Financing

l)                             Reflects an estimated interest expense of (i) 5.2% for the $2 billion Tranche C Term Loan, (ii) 7.0% for the $87 million debt portion of the Units, (iii) 8.0% for the $500 million senior notes, (iv) 5.1% for the $366 million draw on the revolving credit facility, and (v) amortization of $90 million debt issuance costs associated with these debt balances over an estimated average life of 7 years, offset by (vi) elimination of interest expense of 5.1% for the $300 million repayment of a portion of our term loans, and (vii) reduction in the unutilized commitment fee of 0.375% related to the $366 million draw on the revolving credit facility.  An increase or decrease of 0.125% in the interest rate on the net additional indebtedness of $2.653 billion would result in a corresponding increase or decrease of $3.3 million in interest on an annual basis, or a corresponding increase or decrease of $0.8 million in interest on a quarterly basis.

Acquisition Adjustments

m)                     Represents the reclassification of GSENA Thermal Assets’ historical mark-to-market on commodity contracts to Revenues to conform to Dynegy’s presentation.

n)                         Represents the reclassification of $8 million and $20 million of GSENA Thermal Assets’ historical Cost of sales, excluding depreciation expense, for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively to Operating and maintenance (“O&M”) expense to conform to Dynegy’s presentation.

o)                         Represents the reclassification of GSENA Thermal Assets’ historical $8 million of Cost of sales and $25 million of personnel costs noted in (n) above and (s) below, respectively, to O&M expense, offset by the reclassification of $19 million of O&M expenses to General and administrative (“G&A”) expense to conform to Dynegy’s presentation for the six months ended June 30, 2016.  Represents the reclassification of $20 million of GSENA Thermal Assets’ historical Cost of sales and $49 million of personnel costs noted in (n) above and (s) below, respectively, to O&M expense, offset by the reclassification of $50 million of O&M expense to G&A expense to conform to Dynegy’s presentation for the year ended December 31, 2015.

p)                         Reflects an adjustment to decrease GSENA Thermal Assets’ historical depreciation expense as a result of the fair value adjustment to PP&E, using the straight-line method of depreciation and estimated remaining useful lives of 20 years.

q)                         Represents the reclassification of $19 million of GSENA Thermal Assets’ historical O&M expense to G&A expense to conform to Dynegy’s presentation for the six months ended June 30, 2016.  Represents the reclassification of $50 million of GSENA Thermal Assets’ historical O&M expense and personnel costs of $1 million noted in (s) below to G&A expense to conform to Dynegy’s presentation for the year ended December 31, 2015.

r)                            Represents the removal of $2 million and $86 million of Dynegy’s acquisition costs for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively, which are directly attributable to the Acquisition and the Duke Midwest and EquiPower Acquisitions, respectively.

s)                           Represents the reclassification of $25 million of GSENA Thermal Assets’ historical personnel costs to O&M expense to conform to Dynegy’s presentation for the six months ended June 30, 2016.  Represents the reclassification of $50 million of GSENA Thermal Assets’ historical personnel costs, including $49 million to O&M expense and $1 million to G&A expense, to conform to Dynegy’s presentation for the year ended December 31, 2015.

t)                            Represents an adjustment to remove GSENA Thermal Assets’ historical interest expense.

u)                         Reflects the removal of GSENA Thermal Assets’ historical income tax expense plus an adjustment to reflect the expected income tax provision based upon a combined federal and state statutory rate of approximately 38%.

v)                         Reflects the addition of 13,711,152 shares of Dynegy common stock issued to the ECP Funds and 23,092,460 shares of common stock to be issued related to the Units.  An additional 5,425,700 common shares could be issued related to the Units; however, no adjustment for these additional shares is reflected in the pro forma diluted earnings per share calculations as it is antidilutive.

Duke Midwest and EquiPower Acquisitions

w)                       Represents Duke Midwest’s and EquiPower’s historical Revenues of $543 million and $464 million, respectively for the period ended March 31, 2015, less an adjustment of $26 million to reflect amortization of identifiable intangible assets consisting of in-the-money capacity contracts and coal contracts.

x)                         Represents Duke Midwest’s and EquiPower’s historical Cost of sales of $286 million and $298 million, respectively for the period ended March 31, 2015, less an adjustment of $20 million to reflect amortization of identifiable intangible liabilities consisting of out-the-money capacity contracts, coal contracts, and coal and gas transportation contracts.

y)                         Represents Duke Midwest’s and EquiPower’s historical O&M expense of $69 million and $46 million, respectively, in addition to Duke Midwest’s historical Property and other taxes of $7 million and EquiPower’s historical Taxes other than income taxes of $5 million for the period ended March 31, 2015, less an adjustment to reclassify $9 million of Duke Midwest’s historical O&M expense to G&A expense to conform to Dynegy’s presentation.

z)                          Represents Duke Midwest’s and EquiPower’s historical Depreciation and amortization expense of $40 million and $26 million, respectively for the period ended March 31, 2015, plus an adjustment of $54 million to depreciation expense as a result of the fair value adjustment to net Property, plant and equipment.

aa)                  Reflects Duke Midwest’s historical amount for the period ended March 31, 2015.

bb)                  Reflects an adjustment to reclassify $9 million of Duke Midwest’s historical O&M expense for the period ended March 31, 2015 noted in (y) above to G&A expense to conform to Dynegy’s presentation.

cc)                    Reflects EquiPower’s historical amount for the period ended March 31, 2015.

dd)                  Reflects EquiPower’s historical Interest expense of $21 million and mark-to-market on interest rate derivative contracts of $7 million for the period ended March 31, 2015, less an adjustment to remove $27 million of interest expense related to historical debt and mark-to-market interest rate swaps that were not assumed in the EquiPower acquisition.  The remaining amount represents interest expense related to an inventory financing agreement.

ee)                    Represents the removal of Duke Midwest’s and EquiPower’s historical Income tax expense of $48 million and $26 million, respectively for the period ended March 31, 2015.  We maintain a valuation allowance against our deferred tax assets as there is not sufficient evidence to overcome our historical cumulative losses to conclude that it is more-likely-than-not our net deferred tax assets can be realized in the future.  Therefore we did not estimate that we would be able to realize the associated tax benefit.  In addition, Dynegy expects to utilize its historical net operating losses, and therefore no future tax expense was expected.